SEPARATION AGREEMENT
and
MUTUAL RELEASE AND WAIVER OF CLAIMS

This SEPARATION AGREEMENT AND MUTUAL RELEASE AND WAIVER OF CLAIMS (“Agreement”) is entered into this 11th day of January, 2006, in the County of Maricopa, State of Arizona, between Todd Nelson (“Mr. Nelson”) and the Apollo Group, Inc., its subsidiaries, affiliates, agents, officers, shareholders, owners, directors and employees (hereinafter referred to as the “Company”) and is intended by the parties to extinguish all rights and obligations hereinafter designated.

R E C I T A L S:

1. Subject to the terms of this Agreement, Mr. Nelson tenders, and the Board of Directors of the Company accepts, Mr. Nelson’s voluntary resignation from all positions he currently holds within the Company, including without limitation, Chairman of the Board and Chief Executive Officer, effective January 11, 2006. Mr. Nelson waives call and notice of meetings of the Company’s Board of Directors held on January 6, January 9 and January 10, 2006.

2. Mr. Nelson and the Company’s Board of Directors wish this employment separation to be as amicable as possible and therefore by their signatures below have agreed to the following mutual covenants and conditions of such separation.

I.

In exchange for Mr. Nelson’s promises set forth herein, including the full waiver and release of all potential claims, including claims of personal injury, the Company agrees to:

1.	Pay Mr. Nelson the lump sum of Eighteen Million Dollars ($18,000,000) within thirty (30) days of his execution of this Agreement. At the Company’s sole election, the Company will either: (1) indemnify and make whole Mr. Nelson for any and all taxes that are ultimately required to be paid as a result of this payment so that the net payment to Mr. Nelson is Eighteen Million Dollars ($18,000,000); or (2) “gross up” such lump sum payment to cover all withholdings (the withholdings shall be at the maximum state and federal levels) so that the net payment to Mr. Nelson is Eighteen Million Dollars ($18,000,000).

2.	The Company agrees to continue in full force and effect, notwithstanding Mr. Nelson’s separation from employment, the terms of the parties’ current agreement to defend and indemnify Mr. Nelson in connection with third party claims brought against him directly or indirectly for actions taken within the course and scope of the positions he previously held at the Company, including the currently pending stockholder class actions. Mr. Nelson will be allowed to continue his full participation in the defense of such matters, including full access and input to the attorneys responsible for the defense of these matters. Mr. Nelson will continue to provide his full cooperation in the defense of these matters. If at any time it is deemed necessary to avoid conflicts of interest that Mr. Nelson retains his own legal counsel, the Company shall pay reasonable attorneys’ fees for such counsel.

3.	Mr. Nelson will be allowed to retain his current Company vehicle and the Company will transfer to him its entire legal interest in said vehicle.

II.

In exchange for the promises of the Company set forth in Paragraph I above, by execution of this Agreement, Mr. Nelson releases, on behalf of himself and his heirs, executors, administrators, and assigns, any and all claims of any nature whatsoever against the Company and its parent corporation, subsidiaries, affiliates, agents, officers, owners, directors, employees, insurers, and assigns, with respect to any matter arising prior to the date of his execution of this Agreement, including any and all claims or causes of action arising out of the employment of Mr. Nelson by the Company and his separation from that employment. This FULL WAIVER AND RELEASE includes, without limitation, all rights or claims arising under the Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1991, Americans with Disabilities Act of 1990, the Older Workers’ Benefit Protection Act of 1990, the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Constructive Discharge Act or any other applicable state or federal statute, or any common law cause of action, including claims for breach of express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney’s fees or other costs. Mr. Nelson further covenants and agrees that upon being paid the amounts provided for in Paragraph I herein, the Company is not further indebted to him in any amount for any reason except for any accrued benefits to which Mr. Nelson may be legally entitled under the terms of any existing Apollo employee benefit plan. This Paragraph II of the Agreement does not release or discharge any obligation created by this Agreement. Mr. Nelson shall, however, continue to have the benefits provided a former Director for indemnification per the Articles and By-Law of the Company.

III.

In exchange for the promises of Mr. Nelson set forth herein, by execution of this Agreement, the Company forever waives and releases any and all claims of any nature whatsoever against Mr. Nelson which it has, or may hereafter have, arising out Mr. Nelson’s employment by the Company and his separation from that employment. This FULL WAIVER AND RELEASE includes, without limitation, all rights or claims arising out of applicable state or federal statute, or any common law cause of action, including claims for breach of express or implied contract, tort, personal injury, or any claims for attorneys’ fees or other costs. This Paragraph III of the Agreement does not release or discharge any obligation created by this Agreement. Mr. Nelson will continue to have coverage under the terms of any present or future Company D&O and E&O liability insurance policies, notwithstanding his separation from employment.

IV.

In exchange for the consideration provided under this Agreement, Mr. Nelson hereby agrees that all of his outstanding options to purchase Company stock (both vested and non-vested) granted pursuant to any Company stock incentive plan shall terminate as of the date of his termination of employment with the Company, notwithstanding any other agreement to the contrary. As soon as practicable after the execution of this Agreement, Mr. Nelson will convert his Apollo Group, Inc. Class B Common Stock into Class A Common Stock.

V.

The parties agree not to issue any disparaging or derogatory statements about the other, including without limitation, comments about Company officers, owners, employees or products.

VI.

Mr. Nelson agrees that for a period of two years from the date of this Agreement he will not, either directly or through others, solicit or attempt to solicit any employee of the Company, its parents, subsidiaries, or affiliates to terminate his or her relationship with the Company, its parents, subsidiaries, or affiliates in order to become an employee or consultant of any other person or entity.

VII.

Mr. Nelson agrees that for a period of one year following his separation of employment with the Company, he will not accept a position with any organization that provides educational services in competition with those provided by the Apollo Group, Inc. or its subsidiaries, whether as a principal, consultant, employee, or otherwise. For an additional one year, Mr. Nelson agrees that he will not accept any such position with the following organizations: Career Education Corp.; Corinthian Colleges; DeVry; ITT Educational Services; or Strayer Education. Just as his former position with the Company was national in scope, so too are the restrictions contained in this paragraph.

VIII.

The parties understand and agree that during the course of Mr. Nelson’s employment with the Company, he learned certain trade secrets and other confidential and/or proprietary information relating to the Company, its products and investors. As used in this Agreement, “Confidential Information” means any and all tangible and intangible information whether oral or in writing or in any other medium, relating to the management, financial aid policies and procedures, operations, products, intentions, plans, goals, objectives, inventions, records, financial condition, financial results, and financial projections of the Company. Mr. Nelson agrees not to disclose or use any of the Company’s proprietary or confidential information or trade secrets for his own benefit or for the benefit of any third party without the written permission of the owner of the Company, or as required by law.

IX.

The parties agree that all aspects of this settlement and the negotiations leading to the amount paid, are confidential and may not be disclosed except to their respective tax advisors, legal counsel, corporate representatives and/or regulatory and governmental agencies with a need to know and/or as required by law. Mr. Nelson may also disclose such information to his immediate family.

X.

The parties agree that if a Court of competent jurisdiction finds that a party has breached any of the material terms of this Agreement, then the non-breaching party will be entitled to any and all relief available at law or in equity, including appropriate injunctive relief.

XI.

Mr. Nelson is advised to consult with an attorney prior to executing this Agreement.

XII.

By his signature below, Mr. Nelson affirms that he will be given at least twenty-one (21) days within which to consider this Agreement.

XIII.

Mr. Nelson may revoke this Agreement at any time within seven (7) days following his execution of the Agreement. This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.

XIV.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

XV.

At the core of this Agreement is Mr. Nelson’s commitment not to commence any legal proceeding against the Company. A counterclaim shall not be deemed to mean Mr. Nelson has commenced a legal proceeding. The Company has agreed to pay Mr. Nelson a significant amount of money in return for this commitment. Therefore, if Mr. Nelson breaches his commitment and commences a legal proceeding against the Company, he agrees that he will first repay the Company all amounts he has received under the terms of this Agreement.

XVI.

The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Arizona and no action involving this Agreement may be brought except in the Superior Court of the State of Arizona or in the United States District Court for the District of Arizona.

XVII.

This Agreement constitutes the sole and entire Agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto, including but not limited to, the Employment Agreement between Mr. Nelson and the Company. There are no collateral understandings, representations, or agreements other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto. It is understood and agreed that the offering of this Agreement by the Company is not to be construed as an admission of any liability on its part to Mr. Nelson, other than to comply with the terms of this Agreement.

XVIII.

Mr. Nelson hereby represents that he has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to him to induce or influence his execution of the Agreement, but that he executes this Agreement knowingly and voluntarily and upon independent legal advice of his own choosing.

Todd Nelson	Apollo Group, Inc.

By:

Title:

Date	Date

1776369.2